Company News Release

TranSwitch Enters Into $11 Million Common Stock Purchase Agreement with

Aspire Capital Fund, LLC.

SHELTON, CT, July 17, 2012 -- TranSwitch, Corp. (NASDAQ: TXCC) a leading provider of semiconductor solutions for multimedia connectivity and processing today announced that it has entered into a common stock purchase agreement with Aspire Capital Fund, LLC, an Illinois limited liability company. Aspire Capital has committed to purchase up to $11 million of TranSwitch’s common stock over the next two years at prices based on the market price at the time of each sale. On execution of the agreement, Aspire Capital made an initial purchase of 990,099 shares of common stock for $1,000,000, which was approximately a 5% discount to Friday’s closing price of $1.07.

“We continue to make great strides in transitioning our business and growing our opportunities for HDplay™ video products. In concert with the recently announced $8 million reductions in annual operating expenses, we believe this agreement should give us access to the cash necessary to execute our business plan,” said Dr. M. Ali Khatibzadeh, President and CEO of TranSwitch. “Aspire Capital will purchase shares from TranSwitch for its own account which allows Aspire to become a meaningful and long-term shareholder in the company. We look forward to working with Aspire as we continue to advance our entry into the high growth video connectivity market. In tandem, we are continuing to pursue monetization of certain non-strategic assets including our legacy patent portfolio in order to further bolster our balance sheet and enhance execution of our growth plan.”

Key aspects of the Purchase Agreement include:

•	TranSwitch will control the timing and amount of any sale of common stock to Aspire Capital and will know the sale price before directing Aspire Capital to purchase shares.

•	Aspire Capital has no right to require any sales by the Company, but is obligated to make purchases as the Company directs, in accordance with the terms of the Purchase Agreement.

•	There are no limitations on use of proceeds, financial covenants, and restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement.

•	The Purchase Agreement may be terminated by TranSwitch at any time without additional cost or penalty.

•	TranSwitch has issued to Aspire Capital additional common shares as consideration for entering into this agreement.

•	In connection with entering into the Purchase Agreement with Aspire Capital, the Company terminated the At Market Issuance Sales Agreement with MLV & Co. LLC Capital entered into and announced in February 2012.

The common stock issued or to be issued under the agreement was or will be issued pursuant to the Company's shelf registration statement on Form S-3 (File No. 333-162609). The Company will file a prospectus supplement with the Securities and Exchange Commission in connection the transaction dated July 17, 2012. A more complete and detailed description of the Purchase Agreement with Aspire Capital is set forth in the Company's Current Report on Form 8-K, filed on July 17, 2012, with the U.S. Securities and Exchange Commission.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

About TranSwitch Corporation

TranSwitch Corporation (TXCC) designs, develops and supplies innovative integrated circuit (IC) and intellectual property (IP) solutions that provide core functionality for voice, data and video communications equipment for network, enterprise and customer premises applications. We provide integrated multi-core network processor System-on-a-Chip (SoC) solutions and software solutions for Fixed, 3G and 4G Mobile, VoIP and Multimedia Infrastructures. For the customer-premises market, we offer interoperable connectivity solutions that provide a bridge between HDMI and DisplayPort and enable the distribution and presentation of high-definition (HD) content for consumer electronic and personal computer markets and also provide a family of communications processors that provide best-in-class performance for a range of applications. Overall, we have over 100 active customers, including the leading global telecom equipment providers, semiconductor and consumer product companies. For more information, please visit www.transwitch.com.

About Aspire Capital Fund, LLC

Aspire Capital Fund, LLC is an institutional investor based in Chicago, Illinois with a fundamental investment approach. Aspire Capital invests in a wide range of companies and industries emphasizing life sciences, energy and technology companies.

TranSwitch Forward Looking Statements

Forward-looking statements in this release, including statements regarding management's expectations for future financial results and the markets for TranSwitch's products, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that these forward-looking statements regarding TranSwitch, its operations and its financial results, involve risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements, including without limitation the risks associated with downturns in economic conditions generally and in the telecommunications and data communications markets and the semiconductor industry specifically; risks in product development and market acceptance of and demand for TranSwitch’s products and products developed by TranSwitch’s customers; risks associated with foreign sales and high customer concentration; risks associated with competition and competitive pricing pressures; risks in technology development and commercialization; risks of failing to attract and retain key managerial and technical personnel; risks relating to TranSwitch’s available cash; risks associated with acquiring new businesses; risks of dependence on third-party VLSI fabrication facilities; risks related to intellectual property rights and litigation; and other risks detailed in TranSwitch's filings with the Securities and Exchange Commission.

TranSwitch expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in expectations or any change in events, conditions or circumstances on which any such statement is based.

Source: TranSwitch Corporation

TranSwitch is a registered trademark of TranSwitch Corporation.

Contact:

TranSwitch Corporation
Robert A. Bosi, 203.929.8810 ext. 2465
Vice President and Chief Financial Officer
or
Mary Lombardo, 203.929.8810 ext. 2254
Investor Relations